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                                                                 EXHIBIT 10.38.5

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of April 22, 2000, by and between InnerDyne, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated June 19, 1997, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Revolving Committed Line in the original principal amount of Two Million Dollars ($2,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the indebtedness is secured by the Collateral as described in the Loan Agreement and by a Collateral Assignment, Patent Mortgage and Security Agreement, dated February 23, 1995, as amended.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the indebtedness shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   Modification(s) to Loan Agreement

          1. The term "Revolving Maturity Date" as defined in Section 1.1 entitled "Definitions" is hereby amended to mean April 22, 2001.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank a fee in the amount of Five Thousand Dollars ($5,000) (the "Loan Fee"), plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

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8.   CONDITION. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

     This Loan Modification Agreement is executed as of the date first written above.

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
BORROWER:                          BANK:

INNERDYNE, INC.                    SILICON VALLEY BANK


By: /s/ LINDA M. FINN              By: /s/ RAED Y. ALFAYOUMI

Name: Linda M. Finn                Name: Raed Y. Alfayoumi

Title: V.P. & Controller           Title: Vice President
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